Exhibit 10.02

Sonic Corp. 2006 Long-Term Incentive Plan
Award Agreement

Award Agreement Number: <award_id>
Grant Date:
Number of Options Granted: [ ] NQ
Exercise Price per Share: $[ ]
Expiration Date: [ ]
Vesting Schedule: All options will vest on the earlier of (i) the first anniversary of the Grant Date, or (ii) the date of the Sonic Corp. annual shareholders meeting in the following year.

Dear [Director]:
I am pleased to inform you that you have been granted Non-Qualified Stock Options to purchase the number of shares of common stock of Sonic Corp. set forth above at the per share exercise price set forth above.

Your grant has been made under the Sonic Corp. 2006 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”). Your options are designated as NQ for Non-Qualified Stock Options, which are further defined in the Plan. Your options are subject to the terms and conditions contained in Schedule A attached to this Agreement and the Plan, both of which are made a part of this Agreement. The Plan and Schedule A are available in the Director Handbook located in the Resource Center of the Board portal.

Sincerely,

Clifford Hudson
Chairman, Chief Executive Officer
and President

EXHIBIT “B”
SCHEDULE A
Sonic Corp. 2006 Long-Term Incentive Plan
Award Agreement
Non-Qualified Options

2006 Long-Term Incentive Plan (the “Plan”). The Options granted by this Agreement are granted by Sonic Corp. (the “Company”) pursuant to the Plan, a copy of which Plan has been made available to the Participant and is hereby made a part of this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs these Options, and, in the event of any question as to the construction of this Agreement or of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

Period of Option. The Options will expire at the close of business seven years from the Date of Grant (the "Expiration Date"), as indicated on the Award Agreement, unless earlier terminated.

Right of Exercise. The Options shall vest and become exercisable upon vesting, which shall occur on the earlier of (i) the first anniversary of the Grant Date or (ii) the date of the Sonic Corp. annual shareholders meeting in the following year. Once vested, the Options may be exercised at any time prior to their expiration, cancellation or termination as provided in the Plan. Partial exercise is permitted, provided that no partial exercise of the Options shall be for a fractional number of Shares.

Exercise of Options. The Options shall, during the lifetime of the Participant, be exercisable only by said Participant, or by the Participant’s guardian or other legal representative, and shall not be transferable by the Participant, in whole or in part, other than by will or by the laws of descent and distribution. You may exercise your Options, in whole or in part, by following the exercise procedures set forth on the Company’s intranet site under the heading “Stock Options.”

Payment for Shares purchased upon exercise of an Option shall be made at the time of exercise either (a) in cash, (b) by certified check, (c) in Stock owned by the Participant and valued at its Fair Market Value on the date of exercise, (d) partly in Stock with the balance in cash or by certified check, (e) pursuant to a broker-assisted "cashless exercise" arrangement, or (f) by any combination of the foregoing. Any payment in Stock shall be effected by the delivery to the Company’s General Counsel’s office of the appropriate stock certificates, endorsed in blank.

Restrictions on Exercise. The Options may not be exercised if such exercise would violate any provision of applicable federal or state securities law, or other law, rule or regulation or the Company’s employee trading policy or Code of Business Conduct.

Delivery of Stock Upon Exercise. Stock purchased upon exercise of Options shall be issued and delivered as soon as practicable following the date the Options are exercised and shall be issued in the name of the Participant or, in the event of the Participant’s death prior to exercise, the Participant’s properly designated beneficiary.

Buyout. The Company may at any time offer to buy out, for a payment in cash or Common Stock (including restricted stock), Options previously granted, based on such terms and conditions as the Company shall establish and communicate to the Participant at the time that such offer is made.

Termination of Employment or Service.

(1)    Disability or Death. In the event of termination of a Participant's employment or service to the Company by reason of such Participant's Disability or death, any outstanding Options held by such Participant shall become fully vested as of the date of termination as to the total number of shares of Stock subject thereto (whether or not exercisable to that extent prior to such date) and the Participant or the Participant’s estate will have a period of three years from the date of termination to exercise the Options (unless such Options expire earlier by their terms).

(2)    Retirement. In the event of termination of a Participant’s employment or service to the Company by reason of such Participant’s “Retirement,” as hereafter defined, the Participant will have a period of three years from the effective date of the Participant’s Retirement to exercise the Options (unless such Options expire earlier by their terms) to the extent such Options were vested as of the effective date of Retirement. Any options that are not exercisable on the effective date of Retirement shall terminate. For purposes of this Agreement, “Retirement” is defined as: (i) if the Participant is an employee, the Participant’s termination of employment with the Company after the Participant has both reached the age of 55 and served as an employee of the Company or any Subsidiary for ten consecutive years; and (ii) if the Participant is a director, the Participant’s termination of service on the Board of Directors of the Company after the Participant has both reached the age of 55 and provided ten consecutive years of service as a director of the Company. In the event of termination of a Participant’s employment or service to the Company by reason of such Participant’s retirement under conditions not satisfying the definition of “Retirement” set forth above (but, in the case of an employee, in accordance with an applicable retirement plan), the Participant will have a period of three months from the effective date of the Participant’s Retirement to exercise the Options (unless such Options expire earlier by their terms) to the extent such Options were vested as of the effective date of Retirement. Any options that are not exercisable on the effective date of such retirement shall terminate.

(3)    Other Reasons. In the event of the termination of the Participant's employment or service otherwise than as described in Sections (1) and (2) above, any outstanding Options held by such Participant may be exercised during the 30-day period following the date of termination to the extent such Options were vested and not already exercised as of the date of termination. Any options that are not exercisable on the date of the termination of the Participant’s employment or service shall terminate. The Company shall have discretion to determine (a) if an authorized leave of absence, or absence in military or government service, shall constitute termination of employment or service for purposes of the Plan, (b) whether a Participant has ceased to be employed by or ceased service for the Company or any Subsidiary, as appropriate, and (c) the effective date on which such employment or service terminated.

No Employment Rights. Nothing contained in the Plan or any Options shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company's shareholders or the Board, subject to the terms of any separate employment agreement to the contrary, at any time, to terminate such tenure or employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Option.

Taxes and Withholding. Any exercise of a Non-Qualified Stock Option is generally a taxable event, and if the Company determines that any federal, state, or local withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company.